EXHIBIT 10.10
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is effective as of the 3rd day of April, 2007 by and between Gordon S. Glenn (“Executive”) and Systems Xcellence Inc. and its subsidiary, SXC Health Solutions, Inc. (collectively, the “Company”).
RECITALS
     A. The Company wishes to continue to employ Executive, and Executive wishes to continue to be employed by the Company, as its Chairman of its Board of Directors (the “Board”) and Chief Executive Officer and Executive desires to continue his employment with the Company under the terms and conditions set forth in this Agreement.
     B. In order to induce the Executive to enter into this Agreement, and to incentivize and reward Executive’s continued effort, loyalty and commitment to the Company, concurrent with the execution and delivery of this Agreement the Company has granted to Executive stock options to purchase shares of common stock of the Company.
     C. Executive acknowledges that as a member of the Company’s senior management team, Executive is one of the persons charged with responsibility for the implementation of the Company’s business plans, and that Executive is one of only a few Executives who will have regular access to various confidential and/or proprietary information relating to the Company. Further, Executive acknowledges that Executive’s covenants to the Company hereinafter set forth, specifically including but not limited to Executive’s covenant not to engage in competition with the Company, are being made in partial consideration of the Company’s willingness to continue to employ Executive under the terms and conditions set forth in this Agreement. As a condition of that continued employment, the Company requires that this Agreement be entered into pursuant to which Executive furnishes the Company with, among other things, certain covenants of Executive, including Executive’s covenant not to compete with the businesses of the Company for a reasonable period of time. Executive further acknowledges that Executive’s covenants to the Company hereinafter set forth, specifically including but not limited to the Executive’s covenant not to engage in competition with the Company also are being made in partial consideration of the Company’s grant stock options to purchase shares of common stock of the Company.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:
ARTICLE I
EMPLOYMENT RELATIONSHIP
     1.1 Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ Executive to serve as the Company’s Chairman of the Board and Chief Executive Officer, and Executive hereby accepts such employment, and agrees to perform his duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.
     1.2 Duties. The Executive shall be the Company’s Chairman of the Board and Chief Executive Officer, and shall participate as a member of the Company’s Senior Executive Team. In addition, Executive shall be responsible for, among other things, the overall performance of the company with an emphasis on mergers and acquisition and investor relations, and such other duties as may be reasonably requested by the Company. Executive shall report to the Board.
     1.3 Resignation of Officer Position and Board Membership Upon Termination. Executive shall resign his position as an officer of the Company and membership on the Board if Executive’s employment with the Company terminates for any reason, with Executive’s resignation being effective no later than the effective date of Executive’s termination of employment.
     1.4 Exclusive Employment. While employed by the Company hereunder, Executive covenants to the Company that he will devote his entire business time, energy, attention and skill to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and use his good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting Executive from spending such time as may be reasonably necessary to attend to Executive’s personal affairs and investments so long as such activities do not conflict or interfere with Executive’s obligations and/or timely performance of his duties to the Company.
     1.5 Executive Representations and Warranties as to Employability. Executive hereby represents and warrants to the Company that:
     (a) The execution, delivery and performance by Executive of this Agreement and any other agreements contemplated hereby to which Executive is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound;
     (b) Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity (or if a party to such an agreement, Executive has disclosed the material terms thereof to the Board prior to the execution hereof and promptly after the date hereof shall deliver a copy of such agreement to the Board);
     (c) Upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and
     (d) Executive hereby acknowledges and represents that he has been given the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.
ARTICLE II
PERIOD OF EMPLOYMENT
     2.1 Employment Period. Executive’s employment hereunder shall commence on Executive’s signing of this Agreement, and shall continue hereunder until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of Article V hereof (the “Employment Period”).
     2.2 Initial Term of Employment Period and Extension Terms. The Employment Period shall initially continue for a term commencing on the date set forth in Section 2.1, above, and ending on December 31, 2008 (the “Initial Term”). The Employment Period shall be automatically extended for successive one (1) calendar year periods following the expiration of the Initial Term (each period being hereinafter referred to as an “Extension Term”) upon the same terms and conditions provided for herein unless either party provides the other party with advance written notice of its or Executive’s intention not to extend the Employment Period; provided, however, that such notice must be delivered by the non-extending party to the other party not later than thirty (30) days prior to the expiration of the Initial Term or any Extension Term, as the case may be. If the Employment Period is not extended as a result of notice to Executive by the Company, and Executive’s employment with the Company terminates as a result thereof, then the termination shall not be deemed a Termination by the Company Without Cause and Executive shall be entitled only to the benefits provided in Section 5.2(a) and the medical insurance premium payment benefits described in subsection 5.2(b)(iv) of this Agreement.
ARTICLE III
COMPENSATION
     3.1 Annual Base Compensation. During the Employment Period the Company shall pay to Executive an annual base salary (the “Annual Base Compensation”) in the amount of Three Hundred Thousand and 00/100 Dollars (U.S.) ($300,000.00 (U.S.)). The Annual Base Compensation shall be paid in regular installments in accordance with the Company’s regular payroll practices, and shall be subject to all required federal, state and local withholding taxes. Executive’s Annual Base Compensation shall be reviewed annually by the Compensation Committee of the Board.
     3.2 Executive Performance Bonus. In respect of each fiscal year falling within the Employment Period, Executive shall be eligible to earn an incentive compensation bonus, depending upon the achievement of the Company’s and Executive’s performance objectives, as mutually agreed to by the parties (the “Incentive Compensation Bonus”). The amount of the Incentive Compensation Bonus shall be targeted at eighty percent (80%) of the Executive’s Annual Base Compensation (the “Target Amount”), with the specific percentage determined by the Company’s Board after the close of the Company’s fiscal year (December 31). The Incentive Compensation Bonus, if any, shall be paid to Executive at the same time other members of the senior executive team are paid their respective incentive compensation bonuses. If Executive is terminated for Cause, then no Incentive Compensation Bonus shall be paid to Executive for the calendar year in which the termination occurred. If Executive’s employment terminates during the calendar year for reasons other than Cause, then Executive shall receive a pro rata amount of the Incentive Compensation Bonus that Executive would have received if Executive remained employed throughout the calendar year. The Incentive Compensation Bonus also shall be pro rated if Executive’s employment with the Company under this Agreement commenced during the calendar year. To the extent practicable, the Company will notify Executive of Executive’s performance objectives for the year in January of that year.
     3.3 Expenses. During the Employment Period, Executive shall be entitled to reimbursement of all business expenses reasonably incurred in the performance of Executive’s duties for the Company, including reasonable travel-related expenses, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the then current business expense reimbursement policies of the Company.
     3.4 Vacation. Executive shall be entitled to accrue over the course of the calendar year twenty (20) days of paid vacation time, pro rated during the Initial Term, in accordance with the Company’s then current vacation policy (the “Vacation Benefit”); provided that unused vacation may be used by Executive in the following calendar year only in accordance with and as permitted by the Company’s then current vacation policies in effect from time to time. The Vacation Benefit shall be increased over the Employment Period in accord with Company policy. Nothing in this Agreement shall cause Executive to forfeit any accrued but unused paid vacation time Executive had prior to entering into this Agreement.

     3.5 Grant of Stock Options.
     a. Executive and the Company acknowledge that the “Exercise Conditions” set forth in the two Stock Option Agreements entered into between Systems Xcellence Inc. and Executive, each dated September 27, 2006 (the “Contingent Option Agreements”), have been satisfied, thereby removing the contingencies, set forth in paragraph 2(a) of the Contingent Option Agreements, that were placed on exercising the stock options referenced in the Contingent Option Agreements.
     b. All existing options for shares of the Company stock held by Executive at the time Executive’s signs this Agreement shall vest on the earlier of January 1st 2008, or upon any termination of the Employment Period as a result of the Executive’s resignation; or upon any termination of the Employment Period by the Company regardless of the Triggering Event.
     c. Between March 1 and March 31, 2007, Executive shall be granted options (“Options”) to purchase Fifty Thousand (50,000) shares of common stock of the Company; provided Executive must be employed by the Company at the time the Options are granted as a condition of receiving the Options. The exercise price per share under any Option shall be 100% of the fair market value of the common stock of the Company at the time of grant. The Options shall be fully vested upon issuance and otherwise be subject to the Company’s then current stock option plan.
     d. During the Employment Period, for the period covering Fiscal Year 2008 and thereafter, Executive shall be entitled to participate in the Company’s stock option plan and receive options to purchase shares of common stock of the Company in the same manner as other members of the Company’s Board.
     3.6 Other Fringe Benefits. During the Employment Period, Executive shall be entitled to receive such of the Company’s other fringe benefits as are being provided to other senior executives of the Company, including, without limitation, health, dental and vision insurance; life insurance; short and long-term disability insurance; accidental death and dismemberment insurance; automobile allowance and participation in the Company’s 401(k) and other deferred compensation plan. Executive shall participate in these and any other Company employee benefit plans in accordance with the terms and provisions of those plans.
ARTICLE IV
COVENANTS OF EXECUTIVE
     4.1 Covenants Regarding Developments. Executive agrees as follows with regard to any developments that relate to the Company’s business or Confidential and Proprietary Information (defined below), or that Executive conceives, makes, develops or acquires, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked (“Developments”):
     (a) Executive shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Executive with respect thereto.

     (b) All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Executive has any rights thereto, Executive hereby assigns all such rights, title, and interest to the Company.
     (c) Upon request by the Company, Executive, at any time, whether during or after Executive’s employment by the Company, shall execute, acknowledge and deliver to the Company all assignments and other documents which the Company deems necessary or desirable to: (i) vest the Company with full and exclusive right, title, and interest to such Developments, and (ii) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.
     (d) The foregoing provisions regarding assignments do not apply to any Developments for which no equipment, supplies, facility or trade secret information of the Company was used, and which were developed entirely on Executive’s own time, unless the Developments: (i) relate to the Company’s business or to its actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.
     4.2 Ownership and Covenant to Return Documents, etc. Executive agrees that all Company work product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company either furnished to Executive by the Company or are prepared, compiled or otherwise acquired by Executive during the Employment Period, shall be the sole and exclusive property of the Company. Executive shall not, except for the use of the Company, use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Executive agrees that Executive will deliver all of the aforementioned documents and objects that may be in Executive’s possession to the Company on the termination of Executive’s employment with the Company, or at any other time upon the Company’s request.
     4.3 Nondisclosure Covenant. Executive recognizes that by virtue of Executive’s employment with the Company, Executive will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information that is not known to its competitors or within the industry generally, that was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company. This information (“Confidential and Proprietary Information”) includes, but is not limited to, the Company’s trade secrets; information relating to the Company’s production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; contract expiration dates, customers and prospective customers, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; payment methods; service and product costs; pricing structures and incentive plans; vendors; financial position and business plans; computer programs and databases; research projects; new product and service developments; and any other information of the Company or any of its vendors or customers that the Company informs Executive, or which Executive should know by virtue of Executive’s position or the circumstances in which Executive learned it, is to be kept confidential. Confidential and Proprietary Information does not include information that is (i) in the public domain (except as a result of a breach of this Agreement or Executive’s obligations under a statutory or common law obligation) or (ii) obtained by Executive from a third party subsequent to the termination of Executive’s employment with the Company (except where the third party obtains the information in violation of a contractual obligation, a statutory or common law obligation). Executive agrees that during the Employment Period and at all times thereafter (a) Executive will not disclose, use or permit others to use any Confidential and Proprietary Information, or otherwise make use of any of it for Executive’s own purposes or the purposes of another, except as required in the course of Executive’s employment for the benefit of the Company or as required by law, and (b) Executive will take all reasonable measures, in accordance with the Company’s policies, procedures, and instructions, to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.
     4.4 Noninterference with Employees Covenant. Executive agrees that during the Employment Period and for the twelve (12) month period thereafter, Executive will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may induce any other employee of the Company (who is employed by the Company at the end of the Executive’s employment with the Company) to leave the employ of the Company.
     4.5 Covenant of Nonsolicitation of Customers. Executive acknowledges the Company’s legitimate interest in protecting its customers for a reasonable period of time following the termination of Executive’s employment. Accordingly, Executive agrees that during the Restricted Period (defined below), Executive will not: (a) directly or indirectly, solicit or accept business from, or provide products or services to, any Customer, where such business, products or services would be competitive with the Company’s business, products or services, or (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any Customer or vendor of the Company or induce any such Customer or vendor to cease doing business with the Company. For purposes of this paragraph, the term “Customer” means (i) a customer of the Company to which Executive sold or provided the Company’s products or services at any time during the twenty four (24) month period immediately preceding the termination of Executive’s employment, (ii) any entity for which Executive orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns on behalf of the Company at any time during the twenty four (24) month period immediately preceding the termination of Executive’s employment, or (iii) any entity as to which Executive acquired Confidential and Proprietary Information at any time during Executive’s employment with the Company. “Restricted Period” means the Employment Period and the twenty four (24) month period thereafter; provided, that if the Employment Period is not extended because Executive chooses not enter into an Extension Term as provided in Section 2.2 of this Agreement and Executive receives no compensation or benefits after the Employment Period (except as required by law), then the Restriction Period shall be twelve (12) months.
     4.6 Covenant Not to Compete. Executive acknowledges that (i) the Company is and will be engaged in the business of providing healthcare transaction processing services and information technology solutions to the pharmaceutical industry, including without limitation: (x) pharmacy benefits services and analytics software and related ASP services, including claims processing, pharmacy networks, data warehousing and information analysis, rebate contracting and formulary management, clinical initiatives, and consumer web services; and (y) pharmacy practice management and point of sale (POS) systems for retail pharmacy (independents and chains), institutional/nursing home pharmacy, and high-volume mail order pharmacy; (ii) Executive is one of a limited number of persons who has extensive knowledge and expertise relevant to the businesses of the Company; (iii) Executive’s performance of Executive’s services for the Company hereunder will afford Executive full and complete access to and cause Executive to become highly knowledgeable about the Company’s Confidential and Proprietary Information; (iv) the agreements and covenants contained in this Section 4.6 are essential to protect the business and goodwill of the Company, because, if Executive enters into any activities competitive with the businesses of the Company, Executive will cause substantial harm to the Company; (v) Executive will be exposed to the Company’s largest customers, which Executive acknowledges Executive would not have been exposed to but for Executive’s employment with the Company; (vi) the business territory of the

Company at the time this Agreement was entered into constitutes the United States and Canada (the “Existing Business Territory”); and (vii) Executive’s covenants to the Company set forth in this Section 4.6 are being made in partial consideration of the Company’s willingness to employ him and to grant him the Options. Accordingly, Executive hereby agrees that during the Restricted Period, and within the Existing Business Territory and any additional markets the Company has entered into as of the time the Executive’s employment with the Company terminates, Executive shall not directly or indirectly own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, any business which is competitive with any business actively being engaged in by the Company or actively (and demonstrably) being considered by the Company for entry into on the date of the termination of Executive’s employment with the Company. The preceding to the contrary notwithstanding, Executive shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than 1% of the outstanding securities of any class of such corporation.
     4.7 Remedies for Breach. Executive recognizes that the rights and privileges granted to Executive by this Agreement, and Executive’s corresponding covenants to the Company, are of a special, unique, and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law or through the offset or withholding of any monies to which Executive might be entitled from the Company. Accordingly, Executive understands and agrees that the Company shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of this Agreement. Executive also understands and agrees that any such equitable relief shall be in addition to, and not in substitution for, any other relief to which the Company may be entitled.
ARTICLE V
TERMINATION
     5.1 Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate at the expiration of the Initial Term or any Extension Term upon notice as provided in section 2.2, or prior to the expiration of the Initial Term or any Extension Term upon the occurrence of any of the following events (hereinafter referred to as “Triggering Events”): (a) Executive’s death; (b) Executive’s Total Disability; (c) Executive’s Resignation; (d) Termination by the Company for Cause; (e) Termination by the Company Without Cause; (f) Termination arising out of a Change of Control; (g) Resignation for Good Reason; or (h) the shareholders of the Company approve a plan of complete liquidation or dissolution of Systems Xcellence Inc. or SXC Health Solutions, Inc. (“Dissolution”).
     5.2 Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event prior to the expiration of the Initial Term or any Extension Term shall be as follows:
     (a) Death, Total Disability, Resignation, and Termination by the Company for Cause. If the Triggering Event was Executive’s Death, Total Disability (defined below), Resignation (other than a Resignation for Good Reason), or a Termination by the Company for Cause (defined below), then Executive shall be entitled to receive Executive’s Annual Base Compensation and accrued but unused vacation time through the date of the Triggering Event, and to continue to participate in the Company’s Executive welfare plans and programs (including, without limitations, health insurance plans) through the date of the Triggering Event and, thereafter, only to the extent permitted under the terms of such plans and programs.

     (b) Termination by Company Without Cause, Resignation for Good Reason or Dissolution. If the Triggering Event was a Termination by the Company Without Cause, a Resignation for Good Reason (defined below) or Dissolution, then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) two (2) times Executive’s Annual Base Compensation at the time of the Triggering Event; (iii) payment of a Executive’s Incentive Compensation Bonus for the fiscal year in which the Triggering Event occurs, if any, pro rated to Executive’s date of termination; and (iv) payment of health insurance premiums for a health insurance policy for the benefit of Executive, his spouse and his dependents, with substantially the same benefits as for full-time employees, until Executive is eligible for Medicare benefits. Executive’s entitlement to the benefits provided in section 5.2(b) are contingent on Executive signing a Separation Agreement and General Release similar to that attached hereto as Exhibit A.
     (c) Termination Arising Out of a Change of Control. If the Triggering Event was a Termination arising out of a Change of Control (defined below), then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof plus; (ii) to two (2) times the sum of (x) Executive’s Annual Base Compensation at the time of the Triggering Event and (y) the average of the Executive’s last two Incentive Compensation Bonuses; (iii) payment of a Executive’s Incentive Compensation Bonus for the fiscal year in which the Triggering Event occurs, if any, pro rated to Executive’s date of termination; and (iv) payment of health insurance premiums for a health insurance policy for the benefit of Executive, his spouse and his dependents, with substantially the same benefits as for full-time employees, until Executive is eligible for Medicare benefits. Executive’s entitlement to the benefits provided in section 5.2(c) are contingent on Executive signing a Separation Agreement and General Release similar to that attached hereto as Exhibit A.
     (d) Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of Executive’s rights to salary, Executive benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which Executive owes the Company against any amounts it owes Executive under this Agreement.
     (e) Method and Timing of Certain Payments. Subject to subsections 6.11(a) and (b) of this Agreement, all payments due to Executive pursuant to sections 5.2(b)(i), (ii) and (iii) and 5.2(c)(i), (ii) and (iii) of this Agreement (“Payments Due”) shall be paid as follows: Fifty percent (50%) of the Payments Due shall be paid in a lump sum, less required federal, state and local tax withholding, within twenty-one (21) days of Executive’s signing of any required Separation Agreement and General Release and fifty percent (50%) of the Payments Due shall be paid on the first anniversary of the last day of the Employment Period. The insurance premium payments provided pursuant to sections 5.2(b)(iv) and 5.2(c)(iv) shall be initially satisfied through the payment of the COBRA insurance continuation benefits available to Executive, his spouse and his dependents, and those payments are contingent upon Executive, his spouse and his dependents making a timely COBRA election; provided, however, that any obligations of the Company to make insurance premium payment beyond the COBRA insurance continuation period shall be satisfied, at the Company’s sole discretion, through paying the premiums on either (1) the conversation of the applicable health insurance policies into individual policies; or (2) the securing of individual policies providing comparable coverage to the Company’s group health insurance policies.

     For further clarity, the payments provided for in subsections 5.2(b) and 5.2(c) will not be subject to any reduction, except as provided by subsection 5.2(d), or if Executive breaches any Executive’s obligations under Article IV, but will not be reduced should Executive obtain alternative employment.
     5.3 Survival of Certain Obligations. The provisions of Articles IV, and VI shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Initial Term or any Extension Term.
     5.4 Definitions. For purposes of Article V, the following definitions apply:
     (a) “Resignation” means a voluntary termination of Executive’s employment with the Company that is not a Resignation for Good Reason.
     (b) “Termination by the Company for Cause” means termination by the Company of Executive’s employment for:
     (i) A material breach by Executive of this Agreement (other than as a result of incapacity due to physical or mental illness);
     (ii) A conviction of Executive by a court of competent jurisdiction of a felony;
     (iii) Executive’s refusal, failure or neglect to perform his duties under this Agreement in a manner that is materially detrimental to the business or reputation of the Company;
     (iv) Executive’s engagement in illegal, unethical or other wrongful conduct that is materially detrimental to the business or reputation of the Company; or
     (v) Executive’s pursuit of interests that are materially adverse to the Company;
provided, however, that in the case of clauses (i), (iii), or (v), the Company first shall have given Executive thirty (30) days written notice of and opportunity to cure any conduct or deficiency in performance by Executive and Executive shall have failed to cure any such conduct or deficiency during such notice period.
     (c) “Termination by the Company Without Cause” means a termination of Executive’s employment by the Company which is not a Termination by the Company for Cause, provided that the termination of the Employment Period on account of the failure of the Company to extend the Employment Period in accordance with the provisions of Section 2.2 hereof shall constitute a Termination by the Company Without Cause.
     (d) “Total Disability” means Executive’s inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which lasts for at least twelve (12) consecutive months (as determined by an independent physician licensed in the State of Illinois to be chosen mutually by the parties for making this determination), in which case such Total Disability shall be deemed to have occurred on the last day of such twelve-month period.

     (e) A “Termination Arising Out of a Change of Control” occurs when Executive resigns within twelve (12) months of a “Change of Control,” which shall be defined under this Agreement to mean any of the following occurrences:
     (i) Any person, other than Systems Xcellence Inc. or an executive benefit plan of the Systems Xcellence Inc., acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of Systems Xcellence Inc. and becomes, immediately after and as a result of such acquisition, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of Systems Xcellence Inc.; or
     (ii) The shareholders of Systems Xcellence Inc. approve a merger, consolidation, recapitalization, or reorganization of Systems Xcellence Inc., a reverse stock split of outstanding voting securities, or consummation of any such transaction if shareholder approval is not sought or obtained, other than any such transaction that would result in at least 65% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after, and as a result of such transaction, being Beneficially Owned by at least 65% of the holders of outstanding voting securities of Systems Xcellence Inc. immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.
     (f) “Resignation for Good Reason” means a voluntary termination of Executive’s employment hereunder on account of, and within sixty (60) days after, the occurrence of one or more of the following events:
     (i) Executive is assigned duties inconsistent with his position as Chairman of the Board and Chief Executive Officer of the Company;
     (ii) The Company materially breaches this Agreement;
     (iii) Executive ceases to a member of the Board of Directors of the Company for any reason other than death or resignation;
     (iv) Executive is directed to report to someone other than the Board; or
     (v) Any announcement by the Board that the Company is seeking Executive’s replacement, other than with respect to the period after December 31, 2008;
provided, however, that in the case of clauses (i) or (ii), Executive first shall have given the Company thirty (30) days written notice of and opportunity to cure any conduct or deficiency in performance by the Company and the Company shall have failed to cure any such conduct or deficiency during such notice period. For clarity, a “Resignation for Good Reason” shall not include the mutual agreement of the Executive and the Board to fill only the role of Chairman of the Board and not Chief Executive Officer.

ARTICLE VI
GENERAL
     6.1 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Illinois or any other jurisdiction), irrespective of the fact that Executive may become a resident of a different state.
     6.2 Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive and Executive’s executors, administrators, personal representatives and heirs.
     6.3 Assignment. Executive expressly agrees for Executive and on behalf of Executive’s executors, administrators and heirs, that this Agreement and Executive’s obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Executive, Executive’s executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder. This Agreement shall be assignable and transferable by the Company (but the Company shall not be required to assign or transfer this Agreement) to any successor in interest without the consent of Executive.
     6.4 Complete Understanding. This Agreement constitutes the complete understanding among the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the employment of Executive by the Company, including without limitation any prior compensation plans or compensation agreements entered into between Executive and the Company.
     6.5 Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.
     6.6 Waiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. The waiver by Executive of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.
     6.7 Venue. Jurisdiction. Etc. Executive hereby agrees that any suit, action or proceeding relating in any way to this Agreement shall be brought and enforced in the Eighteenth Judicial Circuit, DuPage County, State of Illinois or in the District Court of the United States of America for the Northern District of Illinois, Eastern Division, and in either case Executive hereby submits to the jurisdiction of each such court. Executive hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any right of removal, any claim that Executive is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Executive consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Executive at Executive’s address listed in the business records of the Company. Executive and the Company do each hereby waive any right to trial by jury, Executive or it may have concerning any matter relating to this Agreement.

     6.8 Indemnification of Executive.
     (a) Executive is hereby entitled to indemnification for Executive’s acts or omissions in Executive’s capacity as an Executive or officer of the Company to the same extent as the Company’s other senior vice presidents and in the manner provided by the Company’s bylaws. In addition the Company shall indemnify Executive for any damages suffered or incurred by Executive as a result of serving as an Officer of the Company provided that Executive has acted honestly and in good faith with a view to the best interest of the Company. Within ten (10) days after receipt of a claim for indemnification accompanied by evidence of the liability or expense subject to indemnification, the Company shall pay or cause to be paid the indemnification claim. Executive shall give notice to the Company no later than ten (10) days after such Executive shall have been served with written notice of any claim that may give rise to a claim for indemnification.
     (b) Subject to any rights of or duties to any insurer, reinsurer or other third party having liability for any claim made or brought against Executive, the Company shall have the right, at its option, to assume, at its own expense, the control of the defense thereof, including the employment of legal counsel reasonably satisfactory to Executive. If the Company exercises the foregoing right, Executive shall cooperate with the Company and make available to it all information under the control of Executive, which is relevant to the claim. If the Company does not exercise the foregoing right, Executive shall keep the Company reasonably apprised of the progress of the defense of the claim. Nothing herein shall preclude Executive, at Executive’s expense, from employing legal counsel of Executive’s choosing to participate in the defense of any claim made or brought against Executive in addition to legal counsel employed by the Company.
     (c) If the Company elects to assume control of the defense of any claim, the Company shall not settle or compromise the claim for and on behalf of Executive without the written consent of Executive; provided, however, that if the Company receives an offer of settlement or compromise from the other party or parties to the claim in a particular amount or obtains a commitment from such party or parties to accept a compromise or settlement in such amount if offered, and if such settlement or compromise requires only the payment of such amount, the granting of an appropriate release or similar accommodation, and no other relief, and Executive refuses to consent thereto and elects to continue to defend the claim, then the extent of the indemnity to which Executive shall be entitled hereunder shall be limited to such amount and the legal fees and expenses that Executive would have been entitled to receive from the Company if such compromise or settlement had been accepted.
     (d) This indemnification obligation shall continue notwithstanding that Executive has ceased to be an officer or employee of the Company.
     6.9 Directors & Officers Liability Insurance. The Company shall maintain adequate Directors and Officers liability insurance coverage, which shall include Executive in Executive’s capacity as an Officer. The adequacy of the Directors and Officers liability insurance coverage shall be determined annually by the Board in its reasonable discretion.
     6.10 Employee’s Attorney’s Fees. Executive shall be entitled to be reimbursed for up to Five Thousand and 00/100 Dollars (U.S. ) ($5,000.00 (U.S.)) for his reasonable attorney’s fees incurred in connection with his and his counsel’s review and negotiation of this Agreement and the underlying term sheet. Executive shall be responsible for any tax liability incurred in connection with the payment provided by this section.

     6.11 Tax Provisions.
     (a) Compliance With Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Agreement comply with the provisions of section 409A of Internal Revenue Code of 1986, as amended (the “Code”), so as to prevent the inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of Executive under Code section 409A(a)(l) shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment shall be mutually agreed upon by the parties in good faith and may be retroactive to the extent permitted by Code section 409A). In particular, to the extent Executive becomes entitled to receive a payment or a benefit upon an event that does not constitute a permitted distribution event under Code section 409A(a)(2), then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided to Executive on the earlier of (i) the effective date of Executive’s “separation from service” with Company (determined in accordance with Code section 409A); provided however, that if Executive is a “specified employee” (within the meaning of Code section 409A), this date will be the date which is 6 months after the effective date of Executive’s separation from service with Company, or (ii) the date of Executive’s death. Any reference in this Agreement to Code section 409A shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
     (b) Compliance With Section 162(m) of the Code. Notwithstanding anything herein to the contrary, if the Company reasonably anticipates that the deduction of any payment to Executive hereunder will be limited or eliminated by the application of Code section 162(m), which generally limits the deduction of compensation paid by public corporations in excess of $1 million annually to certain executives, the payment of such amount shall be delayed until the earliest date at which the Company reasonably anticipates that the deduction of the payment would not be limited or eliminated by the application of Code section 162(m).
     (c) Excise Taxes Under Sections 280G and 4999 of the Code. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company, (a “Payment”) would be subject to the excise tax imposed by section 4999 or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     6.12 Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.
     6.13 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
     6.14 Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent by certified or registered mail, postage prepaid, return receipt requested to the recipient at the address indicated below or otherwise subsequently provided by one party to the other party:
Notices to Executive:
To the last known address of
Executive as reflected on the
books and records of the Company.
Notices to Company:
SXC Health Solutions, Inc.
Attn: Jeff Park, Chief Financial Officer

Lisle, Illinois
With Copies to:
Larry Zanger, Esq.
Holland & Knight LLP 131
South Dearborn, 30thFloor
Chicago, Illinois 60603
     6.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

COMPANY:			EXECUTIVE:

SYSTEMS XCELLENCE INC. and SXC HEALTH SOLUTIONS, INC.

By:	/s/ Illegible		/s/ Gordon S. Glenn

	Their:	DIRECTOR	Gordon S. Glenn

EXHIBIT A
To Employment Agreement
Between Gordon S. Glenn and
Systems Xcellence Inc. and SXC Health Solutions, Inc.
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
     This Confidential Separation Agreement and General Release (“Agreement”) is entered into by and between Gordon S. Glenn, an individual (“Executive”), and Systems Xcellence Inc. and its subsidiary, SXC Health Solutions, Inc. (collectively, the “Company”):
     1. Termination of Employment. Executive acknowledges that Executive’s employment with the Company terminated effective                         , 200   .
     2. Compensation owed. Executive acknowledges receipt of all compensation (including, but not limited to, any and all overtime, commission, bonus payments and all other benefits except accrued but unused vacation time) due from the Company through the payroll period immediately prior to                         , 200   . Executive and the Company acknowledge that Executive will receive a lump-sum payment equal to any final compensation (including Executive’s accrued but unused vacation time of                     (     ) days) accrued but not yet paid to Executive on the Company’s next regular payday.
     3. Separation Benefit: Subject to the provisions of this Agreement, the Company will pay Executive the separation benefit set forth in Article V, Section 5.2(b) [or (c)] of Executive’s Employment Agreement with the Company (“Separation Benefit”), commencing on the first regular payday following the twenty-first day after Executive’s signing of this Agreement. The Separation Benefit does not constitute nor is it intended to be any form of compensation to Executive for any services to the Company.
     4. Consideration. Executive acknowledges that Executive would not be entitled to the Separation Benefit provided for in paragraph 3 above in the absence of Executive’s signing of this Agreement, that the Separation Benefit constitutes a substantial economic benefit to Executive, and that it constitutes good and valuable consideration for the various commitments undertaken by Executive in this Agreement.
     5. Parties Released. For purposes of this Agreement, the term “Releasees” means the Company, its past and present parents, subsidiaries, divisions, and affiliated companies; their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, directors, trustees, officers, Executives, agents, attorneys and insurers.
     6. General Release. Executive, for and on behalf of Executive and each of Executive’s personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Executive holds as of the date Executive signs this Agreement, or at any time previously held against Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). This General Release specifically includes, but is not limited to, any and all Claims:
     a. Arising out of or in any way related to Executive’s employment with the Company, or the termination of Executive’s employment;
     b. Arising out of or in any way related to any contract or agreement between Executive and the Company;
     c. Arising under or based on the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. §1981; the Americans With

Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1938; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; the Executive Retirement Income Security Act of 1974 (ERISA) (excepting claims for vested benefits, if any, to which Executive is legally entitled thereunder); the Illinois Constitution; the Illinois Human Rights Act;
     d. Arising under or based on any federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits; or otherwise creating rights or claims for Executives, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract; handbook; manual; policy statement or employment practice; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; false imprisonment; assault; battery; fraud; negligence; or wrongful discharge; and
     e. Arising under or based on the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and alleging a violation thereof based on any action or failure to act by Releasees, or any of them, at any time prior to the effective date of this Agreement.
     7. Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of breaches of this Agreement and claims for vested benefits, if any, to which Executive is legally entitled under ERISA), which Executive holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.
     8. Executive Waiver of Rights. As part of the foregoing General Release, Executive is waiving all of Executive’s rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys’ fees, and reinstatement to employment), from Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of Executive in connection with any Claim released in this Agreement.
     9. Covenant Not to Sue. In addition to all other obligations contained in this Agreement, Executive agrees that Executive will not initiate, bring or prosecute any suit or action against any of Releasees in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Notwithstanding the forgoing, nothing in this Agreement shall preclude Executive from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.
     10. Remedies for Breach. If the Executive, or anyone on Executive’s behalf, initiates, brings or prosecutes any suit or action against Releasees, or any of them, in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement (except to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act), or if the Executive breaches any of the terms of this Agreement, then Executive shall be liable for the payment of all damages, costs and expenses (including attorneys’ fees) incurred by Releasees, or any of them, in connection with such suit, action or breach.
     11. No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of Releasees, or any of them. Releasees expressly deny any liability of any

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kind to Executive, and particularly any liability arising out of or in any way related to Executive’s employment with the Company or the termination of Executive’s employment.
     12. Covenants of Nondisclosure and Confidentiality and Not to Access the Company’s Computer Network.
     (a) Executive hereby reaffirms and agrees to abide by all confidentiality and nondisclosure obligations to which Executive is subject under any contract or agreement between Executive and the Company as well as the Illinois Trade Secrets Act.
     (b) Executive shall keep confidential the circumstances surrounding the termination of Executive’s employment with the Company, as well as the existence of this Agreement and its terms, and agrees that neither he, nor Executive’s attorneys, nor any of Executive’s agents, shall directly or indirectly disclose any such matters (other than to the Equal Employment Opportunity Commission, the Illinois Human Rights Commission, or any other federal, state or local fair employment practices agency), unless written consent is given by the Company’s President, or unless required to comply with any federal, state or local law, rule or order. However, this paragraph will not prohibit Executive from disclosing the terms of this Agreement to Executive’s attorneys, accountants or other tax consultants as necessary for the purpose of securing their professional advice, or in connection with any suit or action alleging a breach of this Agreement.
     (c) Executive agrees that Executive will not access or attempt to access, directly or indirectly, by any matter whatsoever, the Company’s computer network, including without limitation, the Company’s e-mail system, the Company’s electronic document storage and retrieval system, and the Company’s computer network servers and related equipment.
     13. Warranty of Return of Company Property. Executive warrants and acknowledges that Executive has turned over to the Company all equipment or other property issued to Executive’s by the Company, along with all documents, notes, computer files, and other materials which Executive had in Executive’s possession or subject to Executive’s control, relating to the Company and/or any of its customers. Executive further warrants and acknowledges that Executive has not retained any such documents, notes, computer files or other materials (including any copies or duplicates thereof).
     14. Warranty and Covenant of Nondisparagement. Executive (i) warrants that during the time period between when Executive was notified of the termination of Executive’s employment with the Company and Executive’s signing of this Agreement Executive has not made any disparaging remarks about Releasees or their products and services (“Disparaging Remarks”) and (ii) agrees that Executive shall not make any Disparaging Remarks following Executive’s signing of this Agreement.
     15. Consideration Period. Executive is advised of to consult with an attorney or other representative of Executive’s choice prior to signing this Agreement. Executive has a period of twenty-one (21) days within which to consider and accept the Agreement. This twenty-one (21) day period begins to run from                         , 200   , which Executive acknowledges is the date on which Executive received a copy of this Agreement (if not earlier). Executive agrees that any changes or modifications (material or otherwise) made to this Agreement prior to its execution by Executive shall not restart the twenty-one (21) day consideration period.
     16. Revocation Period. Executive understands that Executive has the right to revoke this Agreement at any time within seven (7) days after Executive signs it and that the Agreement shall not become effective or enforceable until this revocation period has expired without revocation.
     17. Resignation of Officer Position. Executive shall resign from Executive’s position as an officer of the Company effective no later than the effective date of Executive’s termination of employment with the Company.

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     18. Warranty of Understanding and Voluntary Nature of Agreement. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement; that Executive knows and understands the rights Executive is waiving by signing this Agreement; and that Executive has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.
     19. Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement or, alternatively, by disposition of a court or other tribunal.
     20. Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Executive and the Company with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.
     21. No Waiver By the Company. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Executive and the Company’s President.
     22. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive’s personal and legal representatives, heirs, devisees, executors, successors and assigns, and the Company and its successors and assigns.
     23. Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

COMPANY:		EXECUTIVE:

SYSTEMS XCELLENCE INC. and SXC HEALTH SOLUTIONS, INC.

By:	/s/ Illegible

	DIRECTOR	Gordon S. Glenn

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